SCHEDULE 14A INFORMATION
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BERKSHIRE HATHAWAY INC.

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BERKSHIRE HATHAWAY INC.
1440 Kiewit Plaza
Omaha, Nebraska 68131
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 5, 2007
To The Shareholders:
     Notice is hereby given that the Annual Meeting of the Shareholders of Berkshire Hathaway Inc. will be held at the Qwest Center Omaha, 455 North 10th Street, Omaha, Nebraska, on May 5, 2007 at 3:15 p.m. for the following purposes:
1.	To elect directors.

2.	To act on a shareholder proposal, if properly presented at the meeting.

3.	To consider and act upon any other matters that may properly come before the meeting or any adjournment thereof.
     The Board of Directors has fixed the close of business on March 6, 2007 as the record date for determining the shareholders having the right to vote at the meeting or any adjournment thereof. A list of such shareholders will be available for examination by a shareholder for any purpose germane to the meeting during ordinary business hours at the offices of the Corporation at 1440 Kiewit Plaza, Omaha, Nebraska, during the ten days prior to the meeting.
     You are requested to date, sign and return the enclosed proxy which is solicited by the Board of Directors of the Corporation and will be voted as indicated in the accompanying proxy statement and proxy. A return envelope is provided which requires no postage if mailed in the United States. If mailed elsewhere, foreign postage must be affixed.
     Prior to the formal annual meeting, just as in recent years, the doors will open at the Qwest Center at 7:00 a.m. and the movie will be shown at 8:30 a.m. At 9:30 a.m., the question and answer period will commence. The question and answer period will last until 3:00 p.m. (with a short break for lunch). After a recess, the formal Annual Meeting of Shareholders will convene at 3:15 p.m.

By order of the Board of Directors FORREST N. KRUTTER, Secretary

Omaha, Nebraska
March 19, 2007

     A shareholder may request meeting credentials for admission to the meeting by completing and promptly returning to the Company the meeting credential order form accompanying this notice. Otherwise, meeting credentials may be obtained at the meeting by persons identifying themselves as shareholders as of the record date. For a record owner, possession of a proxy card will be adequate identification. For a beneficial-but-not-of-record owner, a copy of a broker’s statement showing shares held for his or her benefit on March 6, 2007 will be adequate identification.

BERKSHIRE HATHAWAY INC.
1440 Kiewit Plaza
Omaha, Nebraska 68131
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
May 5, 2007
     This statement is furnished in connection with the solicitation by the Board of Directors of Berkshire Hathaway Inc. (hereinafter “Berkshire” or the “Corporation”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held on Saturday, May 5, 2007 at 3:15 p.m. and at any adjournment thereof.
     This proxy statement and the enclosed form of proxy were first sent to shareholders on or about March 19, 2007.
     If the form of proxy enclosed herewith is executed and returned as requested, it may nevertheless be revoked at any time prior to exercise by filing an instrument revoking it or a duly executed proxy bearing a later date.
     Solicitation of proxies will be made solely by mail at the Corporation’s expense. The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of its common stock.
     As of the close of business on March 6, 2007, the record date for the Annual Meeting, the Corporation had outstanding and entitled to vote 1,113,240 shares of Class A Common Stock (hereinafter called “Class A Stock”) and 12,888,424 shares of Class B Common Stock (hereinafter called “Class B Stock”). Each share of Class A Stock is entitled to one vote per share and each share of Class B Stock is entitled to one-two-hundredth (1/200) of one vote per share on all matters submitted to a vote of shareholders of the Corporation. The Class A Stock and Class B Stock vote together as a single class. Only shareholders of record at the close of business on March 6, 2007 are entitled to vote at the Annual Meeting or at any adjournment thereof.
     The presence at the meeting, in person or by proxy, of the holders of Class A Stock and Class B Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business. A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office. However, pursuant to the Berkshire Hathaway Inc. Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board. A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action. The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.
     A majority of votes properly cast upon any other question shall decide the question. Abstentions and broker non-votes will count for purposes of establishing a quorum, but will not count as votes cast for the election of directors or any other question and accordingly will have no effect.
     Shareholders who send in proxies but attend the meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

1. ELECTION OF DIRECTORS
     At the 2007 Annual Meeting of Shareholders, a Board of Directors consisting of eleven members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.
     Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board of Directors have nominated for election ten of the eleven current directors of the Corporation and one additional individual. Mr. Malcolm Chace who has served as a Berkshire director since 1992 will be retiring from the Board of Directors. Certain information with respect to nominees for election as directors is contained in the following table:
WARREN E. BUFFETT, age 76, has been a director of the Corporation since 1965 and has been its Chairman and Chief Executive Officer since 1970. Mr. Buffett is a controlling person of the Corporation. He is also a director of The Washington Post Company.
HOWARD G. BUFFETT, age 52, has been a director of the Corporation since 1993. For more than the past five years, Mr. Buffett has been President of Buffett Farms and President of BioImages, a photography and publishing company. From June of 1996 until August of 2001, Mr. Buffett was the Chairman of the Board of Directors of The GSI Group, a company primarily engaged in the manufacture of agricultural equipment. He is also a director of ConAgra Foods Inc. and Lindsay Manufacturing Co.
SUSAN L. DECKER, age 44, has been nominated to replace Mr. Chace as a director of the Corporation. Ms. Decker has been the Chief Financial Officer of Yahoo! Inc., a leading global internet brand, since June 2000 and has been an Executive Vice President since January 2002. Effective January 1, 2007, she was named to head the Yahoo! Advertiser and Publisher Group. She will also continue in her current position with Yahoo! until her replacement is appointed. Ms. Decker is also a director of Costco Wholesale Corporation and Intel Corporation.
WILLIAM H. GATES III, age 51, has been a director of the Corporation since 2004. For more than the past five years, Mr. Gates has been Chairman of the Board of Directors of Microsoft Corporation, a software company. Mr. Gates was the Chief Executive Officer of Microsoft Corporation from its incorporation in 1981 until January 2000, and he has been its Chief Software Architect since January 2000.
DAVID S. GOTTESMAN, age 80, has been a director of the Corporation since 2003. For more than the past five years, he has been a principal of First Manhattan Co., an investment advisory firm.
CHARLOTTE GUYMAN, age 50, has been a director of the Corporation since 2003. Ms. Guyman was a general manager with Microsoft Corporation until July 1999 and has been retired since that time. She is currently a member of the Board of Directors of UW Medicine, an academic medical center, and serves as Chairman of its Finance Committee.
DONALD R. KEOUGH, age 80, has been a director of the Corporation since 2003. For more than the past five years, he has been Chairman of Allen & Company, an investment banking firm. Mr. Keough currently is a director of Convera Corporation, InterActive Corp. and The Coca-Cola Company.
CHARLES T. MUNGER, age 83, has been a director and Vice Chairman of the Corporation’s Board of Directors since 1978. Since 1984, he has been Chairman of the Board of Directors and Chief Executive Officer of Wesco Financial Corporation, approximately 80%-owned by the Corporation. He has also served as President of Wesco Financial Corporation since May 2005. Mr. Munger is also Chairman of the Board of Directors of Daily Journal Corporation and a director of Costco Wholesale Corporation.
THOMAS S. MURPHY, age 81, has been a director of the Corporation since 2003. Mr. Murphy has been retired since 1996. He was Chairman of the Board and Chief Executive Officer of Capital Cities/ABC, Inc. from 1966 to 1990 and from February 1994 until his retirement in 1996.
RONALD L. OLSON, age 65, has been a director of the Corporation since 1997. For more than the past five years, he has been a partner in the law firm of Munger, Tolles & Olson LLP. He is also a director of City National Corporation, Edison International and The Washington Post Company.
WALTER SCOTT, JR., age 75, has been a director of the Corporation since 1988. For more than the past five years, he has been Chairman of the Board of Directors of Level 3 Communications, Inc., which is engaged in telecommunications and computer outsourcing and is a successor to certain businesses of Peter Kiewit Sons’ Inc. He is also a director of Commonwealth Telephone Enterprises, Inc., Peter Kiewit Sons’ Inc. and Valmont Industries Inc.

     The Governance, Compensation and Nominating Committee (“Governance Committee”) of the Board of Directors has concluded that the following directors and nominee for director are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director: Susan L. Decker; William H. Gates III; David S. Gottesman; Charlotte Guyman; Donald R. Keough; Thomas R. Murphy and Walter Scott, Jr.
     In making its determination with respect to Mr. Scott, the Governance Committee considered his role as Chairman of the Board and the holder of 10.8% of the voting stock of MidAmerican Energy Holdings Company in which the Corporation owns approximately 86.6% (fully-diluted) of the voting stock. The Governance Committee also considered the agreement between the Corporation and Mr. Scott that requires Mr. Scott and his related family interests, before selling their MidAmerican shares, to give the Corporation the right of first refusal to purchase their shares (if the Corporation is legally permitted to buy them) or the opportunity to assign its right to purchase to a third party (if it is not legally permitted to buy them). That same agreement also gives Mr. Scott and his related family interests the right to put their shares to the Corporation (if the Corporation is legally permitted to buy them) at fair market value to be determined by independent appraisal if the sellers do not agree with the price offered by the Corporation, and payable in Berkshire shares. The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Scott’s relationships, rather than interfering with his ability to be independent from management, are consistent with the business and financial substance that have made and continue to make him an independent board member.
     In making its determination with respect to Mr. Gates, the Governance Committee considered that Mr. Gates and his wife are trustees of the Bill and Melinda Gates Foundation (“Gates Foundation”) that in 2006 received a donation from Warren Buffett of 500,000 Class B shares of the Corporation. These shares were received in connection with Mr. Buffett’s pledge to donate Class B stock to the Gates Foundation over the remainder of Mr. Buffett’s life. Terms of his pledge are described on Berkshire’s website at www.berkshirehathaway.com under the heading “Letters from Warren E. Buffett Regarding Pledges to Make Gifts of Berkshire Stock.” The Governance Committee considered these relationships in light of the attributes it believes need to be possessed by independent-minded directors, including personal financial substance and a lack of economic dependence on the Corporation, as well as business wisdom and ownership of Berkshire shares. The Governance Committee concluded that Mr. Gates relationship had no impact on his independence and that he continued to qualify as an independent director.
     Howard G. Buffett is the son of Warren Buffett. Ronald L. Olson is a partner of the law firm of Munger, Tolles & Olson LLP. Munger, Tolles & Olson LLP rendered legal services to the Corporation and its subsidiaries in 2006 and has been rendering services in 2007. The Corporation and its subsidiaries paid fees of $9,125,735 to Munger, Tolles & Olson LLP during that firm’s last fiscal year.
     When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the eleven nominees identified above. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the annual meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.
          Board of Directors’ Meetings, Committees, Directors’ Compensation and Nominations
     Board of Directors’ actions were taken in 2006 at the Annual Meeting of Directors that followed the 2006 Annual Meeting of Shareholders and at three special meetings and upon two occasions by directors’ unanimous written consent. Each director attended all meetings of the Board and of the Committees of the Board on which he or she served except that William H. Gates, III did not attend one of the special meetings of directors. Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders. All directors of the Corporation at the date of the 2006 Annual Meeting of Shareholders attended that meeting.

     The Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934. The Audit Committee consists of Malcolm G. Chace, Charlotte Guyman and Thomas S. Murphy. The Board of Directors has determined that Mr. Murphy is an “audit committee financial expert” as that term is used in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act. All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Securities Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual. The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function. The Audit Committee meets periodically with the Corporation’s independent public accountants, Director of Internal Audit and members of management and reviews the Corporation’s accounting policies and internal controls. The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit. The Audit Committee held seven formal meetings during 2006. The Board of Directors adopted an Audit Committee Charter on April 29, 2000 and subsequently amended and restated the Charter on February 17, 2004. The amended Audit Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131.
     The Board of Directors has established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members. A copy of the Governance, Compensation and Nominating Committee Charter is available on Berkshire’s website at www.berkshirehathaway.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The Governance, Compensation and Nominating Committee consists of David S. Gottesman, Donald R. Keough and Walter Scott, Jr., all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.
     The role of the Governance, Compensation and Nominating Committee is to assist the Board of Directors by a) recommending governance guidelines applicable to Berkshire; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of Berkshire’s Chief Executive Officer and performing other compensation oversight; and d) assisting the Board with other related tasks, as assigned from time to time. The Governance, Compensation and Nominating Committee met once during 2006.
     In identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who have a meaningful interest in Berkshire stock, are shareholder-oriented and possess business savvy. With respect to the selection of director nominees at the 2007 Annual Meeting of Shareholders, the Governance, Compensation and Nominating Committee recommends the Board nominate ten of the eleven directors currently serving on the Board as well as Susan L. Decker.
     Neither Berkshire nor its Governance, Compensation and Nominating Committee has a formal policy by which shareholders may recommend director candidates but the committee will consider appropriate candidates recommended by shareholders. A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications. At a minimum, candidates recommended for election to the Board of Directors must meet the independence standards of the New York Stock Exchange and the criteria used by the Governance, Compensation and Nominating Committee.
     Directors of the Corporation or its subsidiaries who are employees or spouses of employees do not receive fees for attendance at directors’ meetings. A director who is not an employee or a spouse of an employee receives a fee of $900 for each meeting attended in person and $300 for participating in any meeting conducted by telephone. A director who serves as a member of the Audit Committee receives a fee of $1,000 quarterly. Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of directors or shareholders.

     The following table provides compensation information for the year ended December 31, 2006 for each non-management member of the Corporation’s Board of Directors.

	Fees Earned
	or Paid in Cash	Total
Howard G. Buffett	$3,000	$3,000
Malcolm G. Chace	7,000	7,000
William H. Gates III	3,000	3,000
David S. Gottesman	3,000	3,000
Charlotte Guyman	7,000	7,000
Donald R. Keough	3,000	3,000
Thomas S. Murphy	7,000	7,000
Ronald L. Olson	3,000	3,000
Walter Scott, Jr.	3,000	3,000
Governance, Compensation and Nominating Committee Interlocks and Insider Participation
     The Compensation Committee of our Board of Directors currently consists of Walter Scott, Jr., David S. Gottesman and Donald R. Keough. None of these individuals has at any time been an officer or employee of the Company. During 2006, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board of Directors or Governance, Compensation and Nominating Committee served as an executive officer.
Meetings of Non-Management and Independent Directors
     A meeting of non-management directors was held following the annual meeting of the full Board of Directors on May 8, 2006. Mr. Ronald L. Olson presided as ad hoc chair of the meeting. In addition, following that meeting, a meeting of directors determined to be independent was held. Mr. Walter Scott, Jr. presided as ad hoc chair of that meeting. A shareholder or other interested party wishing to contact the non-management directors or independent directors, as applicable, should send a letter to the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s non-management directors or independent directors, as applicable.
Shareholder Communications with the Board of Directors
     Shareholders who wish to communicate with the Board of Directors or a particular director may send a letter to the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.
Corporate Governance Guidelines
     The Board of Directors has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on Berkshire’s website at www.berkshirehathaway.com. A copy of the Corporate Governance Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131.
Code of Business Conduct and Ethics
     The Corporation has adopted a Code of Business Conduct and Ethics for all Berkshire directors, officers and employees as well as directors, officers and employees of each of its subsidiaries. The Code of Business Conduct and Ethics is available on Berkshire’s website at www.berkshirehathaway.com. A copy of the Code of Business Conduct and Ethics may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 1440 Kiewit Plaza, Omaha, NE 68131.
Related Persons Transactions
     The Governance, Compensation and Nominating Committee (“Committee) has recommended to Berkshire’s Board of Directors that its Charter be expanded to include review, approval and ratification of any Related Persons Transaction (“Transaction”) as defined in the regulations of the Securities and Exchange Commission. Under the procedures which the Committee has adopted all requests for review of proposed Transactions or ratification of Transactions will be referred to the Chairman of the Committee. The full Committee will review any Transaction which the Chairman concludes is material to the Company or which the Chairman is unable to review. Only Transactions which the Committee or its Chairman finds to be in the best interests of Berkshire and its stockholders will be approved or ratified. The Chairman will report all Transactions which he reviews to the Committee annually for ratification.
     Berkshire is not aware of any Transaction entered into since January 1, 2006, or currently proposed, in which a Related Person had, or will have, a direct or indirect material interest.

Compensation Discussion and Analysis
     Berkshire’s program regarding compensation of its executive officers is different from most public company programs. Mr. Buffett’s compensation is reviewed annually by the Governance, Compensation and Nominating Committee (“Committee”) of the Corporation’s Board of Directors. Due to Mr. Buffett’s desire that his compensation remain unchanged, the Committee has not proposed an increase in Mr. Buffett’s compensation since the Committee was created in 2004. Prior to that time Mr. Buffett recommended to the Board of Directors the amount of his compensation. Mr. Buffett’s annual compensation has been $100,000 for over the last 25 years and he would not expect or desire it to increase in the future.
     The Committee has established a policy that: (i) neither the profitability of Berkshire Hathaway nor the market value of its stock are to be considered in the compensation of any executive officer; and (ii) all compensation paid to executive officers of Berkshire Hathaway be deductible under Internal Revenue Code Section 162 (m). Under the Committee’s compensation policy, Berkshire does not grant stock options to executive officers. The Committee has delegated to Mr. Buffett the responsibility for setting the compensation of Berkshire’s two other executive officers.
     Like Mr. Buffett, Mr. Munger has been paid an annual salary of $100,000 for over the last 25 years. Mr. Buffett does not anticipate that Mr. Munger’s compensation will be increased in the future. Both Mr. Buffett and Mr. Munger will on occasion utilize Berkshire personnel and/or have Berkshire pay for minor items such as postage or phone calls that are personal. Mr. Buffett and Mr. Munger reimburse Berkshire for these costs by making an annual payment to Berkshire in an amount that is equal to or greater than the costs that Berkshire has incurred on their behalf. During 2006, Mr. Buffett reimbursed Berkshire $50,000 and Mr. Munger reimbursed Berkshire $5,500. Mr. Buffett and Mr. Munger do not use Company cars or belong to clubs to which the Company pays dues. It should also be noted that neither Mr. Buffett nor Mr. Munger utilizes corporate-owned aircraft for personal use. Each of them is personally a fractional NetJets owner, paying standard rates, and they use Berkshire owned aircraft for business purposes only.
     Factors considered by Mr. Buffett in setting Mr. Hamburg’s salary are typically subjective, such as his perception of Mr. Hamburg’s performance and any changes in functional responsibility. Mr. Buffett also sets the compensation for each of the CEO’s of Berkshire’s significant operating businesses. He utilizes several different incentive arrangements, with their terms dependent on such elements as the economic potential or capital intensity of the business. The incentives can be large and are always tied to the operating results for which a CEO has authority. These incentives are never related to measures over which the CEO has no control.
     The following table discloses the compensation received for the three years ended December 31, 2006 by the Corporation’s Chief Executive Officer and its other executive officers.
SUMMARY COMPENSATION TABLE

				All
Name and		Annual Compensation		Other		Total
Principal Position	Year	Salary	Bonus	Compensation		Compensation
Warren E. Buffett	2006	$100,000	—	$114,250	(2)	$214,250
Chief Executive Officer/	2005	100,000	—	209,000	(2)	309,000
Chairman of the Board	2004	100,000	—	211,000	(2)	311,000

Marc D. Hamburg	2006	662,500	—	11,000	(3)	673,500
Vice President/Chief	2005	612,500	—	39,000	(3)	651,500
Financial Officer	2004	562,500	—	38,000	(3)	600,500

Charles T. Munger (1)	2006	100,000	—	—		100,000
Vice Chairman of the Board	2005	100,000	—	—		100,000
	2004	100,000	—	—		100,000

(1)	Mr. Munger is compensated by a Berkshire subsidiary.

(2)	Represents the value of directors’ fees received by Mr. Buffett in cash or deferred phantom equity interests from certain non-subsidiary companies in which Berkshire has significant investments.

(3)	Represents contributions to a subsidiary’s defined contribution plan in which Mr. Hamburg participates and directors’ fees received by Mr. Hamburg from a Berkshire affiliate during 2004 and 2005.
Governance, Compensation and Nominating Committee Report
     We have reviewed and discussed with management certain Compensation Discussion and Analysis provisions to be included in the Company’s 2007 Shareholder Meeting Schedule 14A Proxy Statement, filed Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (the “Proxy”). Based on the review and discussion referred to above, we recommend that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy. Submitted by the members of the Governance, Compensation and Nominating Committee of the Board of Directors.

Walter Scott, Jr., Chairman	Donald R. Keough
David S. Gottesman

Independent Public Accountants
     Deloitte & Touche LLP (“Deloitte”) served as the Corporation’s principal independent public accountants for 2006. Representatives from that firm will be present at the Annual Meeting of Shareholders, will be given the opportunity to make a statement if they so desire and will be available to respond to any appropriate questions.
     The following table shows the fees paid or accrued for audit services and fees paid for audit-related, tax and all other services rendered by Deloitte for each of the last two years (in millions):

	2006	2005
Audit Fees (a)	$21.6	$18.4
Audit-Related Fees (b)	1.5	0.9
Tax Fees (c)	1.8	2.5
All Other Fees	—	—

	$24.9	$21.8

(a)	Audit fees include fees for the audit of the Corporation’s consolidated financial statements and interim reviews of the Corporation’s quarterly financial statements, audit services provided in connection with required statutory audits of many of the Corporation’s insurance subsidiaries and certain of its non-insurance subsidiaries and comfort letters, consents and other services related to SEC matters.

(b)	Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Deloitte’s audit of the Corporation’s consolidated financial statements or for any other statutory or regulatory requirements, audits of certain subsidiary employee benefit plans and consultations on various accounting and reporting matters.

(c)	Tax fees include fees for services relating to tax compliance, tax planning and tax advice. These services include assistance regarding federal, state and international tax compliance, tax return preparation and tax audits.
     The services performed by Deloitte in connection with engagements subsequent to May 5, 2003, were pre-approved in accordance with the pre-approval policy adopted by the Audit Committee on May 5, 2003. The pre-approval policy is included herein as Exhibit A.
Report of the Audit Committee
February 26, 2007
To the Board of Directors of Berkshire Hathaway Inc.
     We have reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries to be set forth in the Corporation’s 2006 Annual Report to Shareholders and at Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.
     We have discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” Statement on Auditing Standards No. 99, “Consideration of Fraud in a Financial Statement Audit” and Securities and Exchange Commission rules regarding auditor independence discussed in Final SEC Releases Nos. 33-8183 and 33-8183a.
     We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and have discussed with Deloitte & Touche LLP its independence from the Corporation.
     Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, we recommend to the Board of Directors that the Corporation publish the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2006 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006 and in the Corporation’s 2006 Annual Report to Shareholders.
     It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.
     Submitted by the members of the Audit Committee of the Board of Directors.
Thomas S. Murphy, Chairman
Malcolm G. Chace
Charlotte Guyman

Security Ownership of Certain Beneficial Owners and Management
     Warren E. Buffett, whose address is 1440 Kiewit Plaza, Omaha, NE 68131, is a nominee for director and the only person known to the Corporation to be the beneficial owner of more than 5% of the Corporation’s Class A or Class B Stock. Beneficial ownership of the Corporation’s Class A and Class B Stock on February 28, 2007 by Mr. Buffett and by any other executive officers and directors of the Corporation who own shares is shown in the following table:

					Percentage	Percentage
				Percentage	of Aggregate	of Aggregate
				of Outstanding	Voting Power	Economic
		Shares		Stock of	of Class A	Interest
	Title of Class	Beneficially		Respective	and	of Class A
Name	of Stock	Owned (1)		Class (1)	Class B (1)	and Class B (1)
Warren E. Buffett	Class A	373,322	(2)	33.5
	Class B	3,139,997	(2)	24.4	33.0 (3)	31.0
Howard G. Buffett	Class A	1,406	(4)	0.1
	Class B	11,497	(4)	*	0.1	0.1
Malcolm G. Chace	Class A	989	(5)	0.1
	Class B	60	(5)	*	0.1	0.1
Susan L. Decker	Class A	—		*
	Class B	10		*	*	*
William H. Gates III	Class A	4,350	(6)	0.4
	Class B	500,000		3.9	0.6	1.4
David S. Gottesman	Class A	17,073	(7)	1.5
	Class B	39,912	(7)	0.3	1.5	1.2
Charlotte Guyman	Class A	100		*
	Class B	12		*	*	*
Donald R. Keough	Class A	70	(8)	*
	Class B	—		*	*	*
Charles T. Munger	Class A	15,561		1.4
	Class B	—		*	1.3	1.0
Thomas S. Murphy	Class A	1,137		0.1
	Class B	22		*	0.1	*
Ronald L. Olson	Class A	263	(9)	*
	Class B	300		*	*	*
Walter Scott, Jr.	Class A	100	(10)	*
	Class B	—		*	*	*
Directors and executive officers as a group	Class A	414,371		37.2
	Class B	3,691,810		28.7	36.7	34.8

*	less than 0.1%.

(1)	Beneficial owners exercise both sole voting and sole investment power unless otherwise stated. Each share of Class A Stock is convertible into thirty shares of Class B Stock at the option of the shareholder. As a result, pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, a shareholder is deemed to have beneficial ownership of the shares of Class B Stock which such shareholder may acquire upon conversion of the Class A Stock. In order to avoid overstatement, the amount of Class B Stock beneficially owned does not take into account such shares of Class B Stock which may be acquired upon conversion (an amount which is equal to 30 times the number of shares of Class A Stock held by a shareholder). The percentage of outstanding Class B Stock is based on the total number of shares of Class B Stock outstanding as of March 6, 2007 and does not take into account shares of Class B Stock which may be issued upon conversion of Class A Stock.

(2)	Includes 350,000 Class A shares and 3,139,820 Class B shares owned directly and beneficially by Warren E. Buffett, and 23,322 Class A shares and 177 Class B shares owned by the estate of Susan T. Buffett of which Mr. Buffett is the executor but with respect to which Mr. Buffett disclaims any beneficial interest.

(3)	Mr. Buffett has entered into a voting agreement with Berkshire providing that, should the combined voting power of Berkshire shares as to which Mr. Buffett has or shares voting and investment power exceed 49.9% of Berkshire’s total voting power, he will vote those shares in excess of that percentage proportionately with votes of the other Berkshire shareholders.

(4)	Includes 1,396 Class A shares and 11,448 Class B shares held by a private foundation and for which Mr. Buffett possesses voting and investment power but with respect to which Mr. Buffett disclaims any beneficial interest.

(5)	Includes 686 Class A shares and 28 Class B shares held by various trusts and partnerships of which Mr. Chace is a trustee or a limited partner and possesses shared voting and investment power. Does not include 54 Class A shares owned by Mr. Chace’s wife.

(6)	Includes 4,050 shares held by a single-member limited liability company of which Mr. Gates is the sole member and 500,000 Class B shares owned by the Bill & Melinda Gates Foundation Trust of which Mr. Gates and his wife are co-trustees but with respect to which Mr. and Mrs. Gates disclaim any beneficial interest.

(7)	Includes 10,683 Class A shares and 38,703 Class B shares as to which Mr. Gottesman or his wife has shared voting power and 9,980 Class A shares and 39,064 Class B shares as to which Mr. Gottesman or his wife has shared investment power. Mr. Gottesman has a pecuniary interest in 10,022 Class A shares included herein.

(8)	Does not include 8 Class A shares owned by Mr. Keough’s wife.

(9)	Includes 158 Class A shares held by three trusts for which Mr. Olson is sole trustee but with respect to which Mr. Olson disclaims any beneficial interest.

(10)	Does not include 10 Class A shares owned by Mr. Scott’s wife.

Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.
     Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2006 all filing requirements applicable to its officers, directors, and greater than ten-percent shareholders were complied with.
2. SHAREHOLDER PROPOSAL
     Judith Porter, 161 Whitemarsh Road, Ardmore, PA 19003, owns 10 shares of Class B Common Stock and has given notice that a representative of hers intends to present for action at the meeting the following proposal.
Resolved that Berkshire Hathaway Inc. shall not invest in the securities of any foreign corporation or subsidiary thereof that engages in activities that would be prohibited for U.S corporations by Executive order of the President of the United States.
Discussion: On November 3, 1997 President William J. Clinton issued Executive Order 13067 which imposed a trade embargo prohibiting American businesses from operating in the Sudan. This action was taken “after finding that the policies and actions of the Government of Sudan, including continued support for international terrorism, ongoing efforts to destabilize neighboring governments, and the prevalence of human rights violations, including slavery and the denial of religious freedom, constituted an unusual and extraordinary threat to the national security and foreign policy of the United States.”
On March 29, 2005, the United Nations Security Council issued Resolution 1591 and most recently Resolution 1672 on April 25, 2006, condemning the continued violations of human rights and international humanitarian law in Sudan’s Darfur region and, in particular, the continuation of violence against civilians and sexual violence against women and girls.
In response to the Resolutions, on April 27, 2006, President George W. Bush issued a new Executive Order expanding Executive Order No. 13067.
While it is true that American companies can not do business in the Sudan, Americans can invest in Asian and European companies that do business in the Sudan. For example, PetroChina Ltd., is a subsidiary of China National Petroleum Corporation (CNPC), the dominant international player in Sudan’s oil sector.
The above resolution would prohibit Berkshire Hathaway Inc. from holding securities such as PetroChina Ltd. which is a subsidiary of a corporation whose economic activities have been declared by the President to constitute “an unusual and extraordinary threat to the national security and foreign policy of the United States.”
     THE BOARD OF DIRECTORS FAVORS A VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:
     The proposal objects to Berkshire’s investment in PetroChina because of the atrocities that are occurring in Sudan. Berkshire agrees that conditions in that country are deplorable and sympathizes with the proposer’s desire to remedy them. We believe, however, that she is wrong in both her analysis of PetroChina’s connection to these conditions and her belief that our divesting our PetroChina holdings would in any way have a beneficial effect on Sudanese behavior.
     To begin with, we have seen no records, including the various materials we have received from pro-divestment groups, that indicate PetroChina has operations in Sudan. The controlling shareholder of PetroChina, CNPC, does do business in Sudan. CNPC is 100% owned by the Chinese government, and its activities may logically be attributed to the government of China itself. But the Chinese government’s activities can neither be attributed to PetroChina nor the other major Chinese companies the government controls (also through 100%-owned entities), such as China Mobile, China Life and China Telecom. Subsidiaries have no ability to control the policies of their parent.
     To understand that truth, simply look at Fannie Mae and Freddie Mac. Both are creations of the U.S. Government and indeed are commonly labeled Government Sponsored Enterprises (GSE). Five directors of each company are appointed by the President, and both are overseen by a special governmental entity, OFHEO.

     Does the United States government shape and in certain matters control the activities of Fannie Mae and Freddie Mac? Unquestionably. Are Freddie Mac and Fannie Mae responsible for the activities of the U.S. government? Absolutely not.
     Furthermore, if a shareholder such as Berkshire disagrees with the activities of an investee — and we emphasize again that PetroChina, to our knowledge, has no operations in Sudan — is divesting the proper course for Berkshire? We note that the proposer of this resolution — who strongly disagrees with Berkshire’s decision to hold shares of PetroChina — has elected to retain her shares in Berkshire rather than to divest them. We agree with her decision not to divest. Neither do we believe that Berkshire should automatically divest shares of an investee because it disagrees with a specific activity of that investee.
     Finally, in the proposition that China should “withdraw” its investment from Sudan, there is the “be careful what you wish for” problem. As we understand the matter, the Chinese government, through its 100% ownership of CNPC, owns a 40% interest in a Sudan venture whose primary assets consist of oil in the ground as well as fixed assets that transport and refine the oil. These are not assets that can be taken out of Sudan. In other words, China cannot take its share of the oil, the refinery or the pipeline and go home.
     Rather, the only feasible divestment plan for CNPC would be to sell its 40% interest in the venture, almost certainly at a bargain price and almost certainly to the Sudanese government. After such a transaction, the Sudanese government would be better off financially, with its oil revenue substantially increased. Since oil is a fungible product, Sudanese output would be sold in world markets just as oil from Iraq was sold under Saddam Hussein, and just as oil is now sold by Iran. Proponents of the Chinese government’s divesting should ask the most important question in economics, “And then what?”
     We admire the motives of the proposer, but we do not agree with the logic of her proposal. For that reason we recommend you vote “no.”
3. OTHER MATTERS
     As of the date of this statement your management knows of no business to be presented to the meeting that is not referred to in the accompanying notice other than the approval of the minutes of the last Annual Meeting of Shareholders, which action will not be construed as approval or disapproval of any of the matters referred to in such minutes. As to other business that may properly come before the meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his or her best judgment, including upon any shareholder proposal about which the Corporation did not receive timely notice.
Annual Report
     The Annual Report to the Shareholders for 2006 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.
     A copy of the 2006 Form 10-K report as required to be filed with the Securities and Exchange Commission, excluding exhibits, will be mailed to shareholders without charge upon written request to: Forrest N. Krutter, Secretary, Berkshire Hathaway Inc., 1440 Kiewit Plaza, Omaha, NE 68131. Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of Class A or Class B Stock of the Corporation on March 6, 2007. Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees. The 2006 Form 10-K is also available through the Securities and Exchange Commission’s World Wide Web site (www.sec.gov).
Proposals of Shareholders
     Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2008 Annual Meeting must be received by the Corporation by November 20, 2007. The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934. It is suggested the proposal be submitted by certified mail — return receipt requested. Shareholders who intend to present a proposal at the 2008 Annual Meeting without including such proposal in the Corporation’s proxy statement must provide the Corporation notice of such proposal no later than February 1, 2008. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

By order of the Board of Directors

Omaha, Nebraska	FORREST N. KRUTTER, Secretary
March 19, 2007

EXHIBIT A
Berkshire Hathaway Inc.
Audit Committee
Audit and Non-Audit Services Pre-Approval Policy
As Adopted on May 5, 2003
I. Statement of Principles
Under the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors is responsible for the appointment, compensation and oversight of the work of the independent auditor. As part of this responsibility, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company.
As set forth in this Policy, unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee.
The appendix to this Policy describe the Audit, Audit-Related, Tax and All Other services that have the general pre-approval of the Audit Committee. The term of any general pre-approval is 12 months from the date of pre-approval, unless the Audit Committee considers a different period and states otherwise. The Audit Committee will annually review and pre-approve the services that may be provided by the independent auditor without obtaining specific pre-approval from the Audit Committee. The Audit Committee will revise the list of general pre-approved services from time to time, based on subsequent determinations.
The purpose of this Policy is to set forth the procedures by which the Audit Committee intends to fulfill its responsibilities. It does not delegate the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor to management.
The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.
II. Delegation
The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.
III. Audit Services
The annual Audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other items.
In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant general pre-approval to other Audit services, which are those services that only the independent auditor reasonably can provide. The Audit Committee has pre-approved the Audit services in Appendix A. All other Audit services not listed in Appendix A must be specifically pre-approved by the Audit Committee.
IV. Audit-Related Services
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor, and has pre-approved Audit-related services in Appendix A. All other Audit-related services not listed in Appendix A must be specifically pre-approved by the Audit Committee.
V. Tax Services
The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence. However, the Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee has pre-approved the Tax services in Appendix A. All Tax services involving large and complex transactions not listed in Appendix A must be specifically pre-approved by the Audit Committee.
VI. All Other Services
All Other permissible services not listed in Appendix A must be specifically pre-approved by the Audit Committee.
A list of the SEC’s prohibited non-audit services is included in Appendix A. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.
VII. Pre-Approval Fee Levels
Pre-approval fee levels for all services to be provided by the independent auditor will be established annually by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.
VIII. Procedures
Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.
All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Appendix A
Pre-Approved Audit Services
•	Statutory audits or financial audits for subsidiaries or affiliates of the Company

•	Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

•	Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)
Pre-Approved Audit-Related Services
•	Due diligence services pertaining to potential business acquisitions/dispositions

•	Financial statement audits of employee benefit plans

•	Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters

•	Internal control reviews and assistance with internal control reporting requirements

•	Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

•	Attest services not required by statute or regulation

•	Statutory, subsidiary or equity investee audits incremental to the audit of the consolidated financial statements
Pre-Approved Tax Services
•	U.S. federal, state and local tax planning and advice

•	U.S. federal, state and local tax compliance

•	International tax planning and advice

•	International tax compliance · Review of federal, state, local and international income, franchise, and other tax returns
Prohibited Non-Audit Services
•	Bookkeeping or other services related to the accounting records or financial statements

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing

•	Management functions

•	Human Resource functions

•	Broker or dealer, investment adviser or investment banking services

•	Legal services

•	Expert services

P
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BERKSHIRE HATHAWAY INC.
Annual Meeting of Shareholders to be held on May 5, 2007
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Marc D. Hamburg and Walter Scott, Jr., or either of them, as proxies, with power of substitution to each proxy and substitute, to vote the Class A Common Stock (CLA) and Class B Common Stock (CLB) of the undersigned at the 2007 Annual Meeting of Shareholders of Berkshire Hathaway Inc. and at any adjournment thereof, as indicated on the reverse hereof on the proposal for Election of Directors and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.
     IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NOT SPECIFIED, WILL BE VOTED FOR ELECTING ALL NOMINEES.
PLEASE SIGN ON REVERSE SIDE AND MAIL PROMPTLY
IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE	SEE REVERSE SIDE

☒	Please mark votes as in this example.
The Board Recommends a Vote For Item 1.

1. Election of Directors
Nominees: Warren E. Buffett, Charles T. Munger, Howard
G. Buffett, Susan L. Decker, William H.Gates III, David S.
Gottesman, Charlotte Guyman, Donald R. Keough, Thomas
S. Murphy, Ronald L.Olson and Walter Scott, Jr.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐

☐	FOR ALL NOMINEES	☐	WITHHELD FROM ALL NOMINEES
Please sign exactly as your name appears. If acting as attorney, executor, trustee or in representative capacity, sign name and title.

☐
For, except vote withheld from the above nominee(s).

Signature:	Date
Signature:	Date

The Board Recommends a Vote Against Item 2.

2. Shareholder Proposal:
To approve the shareholder
proposal with respect to investments
in certain foreign corporations.

☐	FOR	☐	AGAINST	☐	ABSTAIN